Exhibit 2

BROOKFIELD RENEWABLE POWER INC.
SUBSCRIPTION AGREEMENT

To:                                            Brookfield Renewable Partners L.P.
Dated:                           June 28, 2017

RECITALS:

I.                                        Brookfield Renewable Partners L.P. (“BEP”), a Bermuda exempted limited partnership, has agreed to issue and sell (the “BEP Offering”) 8,304,000 limited partnership units (“LP Units”) of BEP (the “Initial Units”) to a syndicate of underwriters (collectively, the “Underwriters”) at a price per LP Unit of $42.15 (the “Public Price”) pursuant to the terms and conditions of an underwriting agreement dated the date hereof (the “Underwriting Agreement”) between the Underwriters and BEP.

II.                                   Pursuant to the terms and conditions of the Underwriting Agreement, BEP has granted to the Underwriters an option to purchase up to 1,245,600 additional LP Units of BEP (the “Option Units”), at a price per LP Unit equal to the Public Price, exercisable at any time up to the 30th day after the Closing Date (as defined below) to cover over-allotments, if any, and for market stabilization purposes (the “Over-allotment Option”).

III.                              Prior to giving effect to the transactions contemplated by the Underwriting Agreement and this Agreement, Brookfield Renewable Power Inc. (“BRPI”) owns an approximate 61% interest in BEP and its subsidiary and operating entities, on a fully-exchanged basis, including its ownership of LP Units and redemption—exchange units of Brookfield Renewable Energy L.P.

IV.                               Pursuant to the terms and conditions of this Agreement, BRPI wishes to subscribe for 4,943,000 LP Units and up to 741,450 Option Private Placement Units (as defined below) in proportion to the extent the Over-allotment Option is exercised.

NOW THEREFORE, BRPI and BEP agree as follows:

A.                                    Initial Subscription

1.                                      Concurrently with the issue of LP Units to the Underwriters pursuant to the Underwriting Agreement (the “Closing Time”), and subject to paragraphs E.8 and E.9 of this Agreement, BRPI shall, or shall cause its affiliates to, subscribe for and purchase from BEP and BEP shall issue and sell to BRPI or its affiliates, as applicable, 4,943,000 LP Units (the “Private Placement Units”) at a price per LP Unit equal to $40.464, being the dollar equivalent of the Public Price less underwriting commissions payable by BEP per LP Unit (the “Net BRPI Price”), for an aggregate price equal to $200,013,552 (the “Subscription Amount”) and on the other terms and conditions contained in this Agreement. BRPI shall satisfy its obligation to BEP to pay the Subscription Amount by paying to BEP at the Closing Time US$152,066,868 (representing the U.S. dollar equivalent of the Subscription Amount based on an exchange rate of US$1=$1.3153).

2.                                      The closing of the purchase and sale of Private Placement Units will be held at the offices of Torys LLP in Toronto, Ontario. At the Closing Time, BEP shall deliver to BRPI a certificate representing the Private Placement Units registered in the name of BRPI or its affiliates, as applicable, or deposit or cause to be deposited the Private Placement Units in a brokerage account designated by BRPI, against payment to BEP by wire transfer of the Subscription Amount in accordance with paragraph A.1.

B.                                    Over-Allotment Subscription

3.                                      Concurrently with the closing of any issue of Option Units to the Underwriters on any exercise of the Over-allotment Option, BRPI may, or may cause its affiliates to, subscribe for and purchase from BEP and BEP shall issue and sell to BRPI or its affiliates, as applicable, such number of additional LP Units (“Option Private Placement Units”), as determined by BRPI, up to 741,450 LP Units, but will not on any closing date be more than (4,943,000/8,304,000) times the number of Option Units issued on such date, at a price per Option Private Placement Unit equal to the Net BRPI Price (which aggregate price shall be equal to the product of the Net BRPI Price and the number of Option Private Placement Units being purchased at that time (the “Additional Subscription Amount”)), and on the other terms and conditions contained in this Agreement. BRPI shall satisfy any obligation to pay the Additional Subscription Amount in U.S. dollars at an exchange rate to be agreed upon between BRPI and BEP at the time of exercise by BEP of its right to purchase any Option Private Placement Units.

4.                                      The closing of any purchase and sale of Option Private Placement Units shall be held at the same time as the closing of the issuance to the Underwriters of Option Units on the related exercise of the Over-allotment Option at the offices of Torys LLP, in Toronto, Ontario.

5.                                      At the time of each closing, BEP shall deliver to BRPI or its affiliates, as applicable, a certificate representing the number of Option Private Placement Units being subscribed for under this Part B registered in the name of BRPI or its affiliates, as applicable, or deposit or cause to be deposited the Option Private Placement Units in a brokerage account designated by BRPI, against payment to BEP by wire transfer of the Additional Subscription Amount for the Option Private Placement Units being subscribed for under this Part B.

C.                                    BRPI’s Acknowledgements and Agreements

6.                                      BRPI acknowledges and agrees that:

(a)                                 subject to the condition set forth in paragraph E.8 of this Agreement, this subscription is and shall be irrevocable as against BRPI; and

(b)                                 BRPI was not offered the Private Placement Units or the Option Private Placement Units in the United States, BRPI is a non-U.S. person, the sale and purchase of the Private Placement Units and the Option Private Placement Units, including the execution of this Agreement was, or is being, or will be, as the case may be, executed, outside of the United States, and the sale and purchase of the Private Placement Units and the Option Private Placement Units is not part of a plan or scheme to evade the registration requirements of the United States Securities Act of 1933, as amended.  For purposes of this paragraph (b), “United States” and “non-U.S. person” have the meanings ascribed thereto in Regulation S under such act.

D.                                    BRPI’s Representations, Warranties and Covenants

7.                                      BRPI represents, warrants and covenants to BEP (which representations, warranties and covenants shall survive the Closing Time and the closing of an issuance of Option Private Placement Units, if any) and acknowledges that BEP is relying thereon, that:

(a)                                 BRPI is a corporation duly incorporated and is validly existing under the laws of the Province of Ontario;

(b)                                 BRPI has duly executed, authorized and delivered this Agreement, and upon acceptance by BEP, this Agreement will constitute a valid and binding agreement of BRPI, enforceable against BRPI in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights, general principles of equity that restrict the availability of equitable remedies, and to the extent that enforceability may be limited by applicable securities laws; and

(c)                                  BRPI will, with respect to this Agreement, execute, deliver and file or assist BEP in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Private Placement Units and the Option Private Placement Units, if any, by BRPI as may be required by any securities commission, stock exchange or other regulatory authority.

E.                                    Conditions to Closing of the Purchase and Sale

8.                                      The obligations of BEP and BRPI to complete the purchase and sale of (i) the Private Placement Units at the Closing Time and (ii) the Option Private Placement Units concurrently with a closing of an issuance of Option Units pursuant to an exercise of the Over-allotment Option, if any, are conditional upon, respectively, (i) the completion or concurrent completion of the issuance of LP Units pursuant to the terms of the Underwriting Agreement and (ii) the concurrent completion of the issuance of Option Units to the Underwriters pursuant to any such exercise of the Over-allotment Option.

9.                                      BEP’s obligation to issue and sell the Private Placement Units at the Closing Time and Option Private Placement Units concurrently with the closing of an issuance of Option Units pursuant to an exercise of the Over-allotment Option, if any, is subject to the satisfaction or waiver, at the option of BEP, of the following conditions:

(a)                                 the representations and warranties made by BRPI in this Agreement shall be true and correct when made, and shall be true and correct at the Closing Time and the time of the relevant closing of the issuance of Option Private Placement Units pursuant to an exercise of the Over-allotment Option, if any, as the case may be, with the same force and effect as if they had been made on and as of such dates;

(b)                                 all covenants, agreements and conditions contained in this Agreement that BRPI is required to perform on or prior to the Closing Time and on or prior to the time of the relevant closing of the issuance of Option Units pursuant to an exercise of the Over-allotment Option, if any, as the case may be, shall have been performed or complied with in all material respects;

(c)                                  BEP shall have obtained all necessary qualifications and receipts under applicable securities laws, or obtained exemptions therefrom, required by any jurisdiction for the offer and sale of the Private Placement Units and Option Private Placement Units, as the case may be, to BRPI or its affiliates, as applicable;

(d)                                 the sale of the Private Placement Units and the Option Private Placement Units, as the case may be, shall not be prohibited by any law or governmental order or regulation; and

(e)                                  no proceeding challenging this Agreement or the transactions contemplated by this Agreement, or seeking to prohibit, alter, prevent or materially delay the closing of the issuance of the Private Placement Units or the Option Private Placement Units, as the case may be, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

F.                                     Assignment

10.                               Except as provided in this section, no party may assign its rights or benefits under this Agreement.  BRPI may, at any time prior to the Closing Time and the closing of an issuance of Option Private Placement Units, if any, assign all, or any part of, its rights and benefits under this Agreement to any subsidiary of BRPI who delivers an instrument in writing to BEP confirming that it is bound by and shall perform all of the obligations of BRPI under this Agreement as if it were an original signatory; provided that, no such assignment shall relieve BRPI of its obligations under this Agreement.  In the event of an assignment as contemplated by this section, any reference in this Agreement to “BRPI” shall be deemed to include the assignee.

G.                                   Notices

11.                               Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To BEP:

Brookfield Renewable Partners L.P.

73 Front Street, 5th Floor

Hamilton, HM 12, Bermuda

Fax No.:                                                                     441-294-1443

Attention:                                                             Corporate Secretary

To BRPI:

Brookfield Renewable Power Inc.

Suite 300, Brookfield Place

181 Bay Street, Box 762

Toronto, Ontario M5J 2T3

Fax No.:                                             (416) 365-9642

Attention:                                     General Counsel

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

H.                                   General

12.                               Time shall, in all respects, be of the essence in this Agreement.

13.                               All dollar amounts referred to in this Agreement are expressed in U.S. dollars and, for greater certainty, “$” means Canadian dollars, unless otherwise indicated.

14.                               The headings contained in this Agreement are for convenience only and do not affect the construction or interpretation of this document.

15.                               The terms and provisions of this Agreement shall be binding upon and enure to the benefit of BEP and BRPI and their respective successors and permitted assigns.

16.                               This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein

17.                               This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

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Dated as of the date first written above.

BROOKFIELD RENEWABLE POWER INC.

Per:	/s/ Jennifer Mazin
Name: Jennifer Mazin Title: Senior Vice President & Secretary

This Agreement is accepted by BEP as of the date first written above.

BROOKFIELD RENEWABLE PARTNERS L.P., by its general partner, BROOKFIELD RENEWABLE PARTNERS LIMITED

Per:	/s/ Jane Sheere
Name: Jane Sheere Title: Secretary

[Subscription Agreement]